    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 2000
                                                      REGISTRATION NO. 333-45566
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                 POST-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                 GLOBALMEDIA.COM
             (Exact name of registrant as specified in its charter)


           NEVADA                                       91-1842480
  (State or Other Jurisdiction of                     (I.R.S. Employer
  Incorporation or Organization)                    Identification Number)


                                400 ROBSON STREET
                           VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6B 2B4
                                 (604) 688-9994
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                       JIM PORTER, CHIEF FINANCIAL OFFICER
                                 GLOBALMEDIA.COM
                                400 ROBSON STREET
                           VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6B 2B4
                                 (604) 688-9994
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------


                                    COPY TO:
                           Eugenie D. Mansfield, Esq.
                             Britt M. Ericson, Esq.
                            Davis Wright Tremaine LLP
                         1501 Fourth Avenue, Suite 2600
                             Seattle, WA 98101-1688
                                 (206) 622-3150

                                 ---------------


This post-effective amendment to the registration statement is filed solely to add exhibits and pursuant to Rule 462(d) shall become effective upon filing.

                ------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS.


  EXHIBIT
  NUMBER     DESCRIPTION
    4.1      Form of specimen certificate for common stock.(1)
    4.2      Registration Rights Agreement, dated May 6, 1999, between GlobalMedia and RGC International Investors, LDC.(2)
    4.3      Registration Rights Agreement, dated April 28, 2000, between
             GlobalMedia and RGC International Investors, LDC.(3)
    5.1      Legal Opinion Regarding Legality of the Securities Being Registered(6)
   23.1      Consent of Ernst & Young, LLP.(7)
   23.2      Consent of Dennis Brovarone, Esq. (contained in Exhibit 5.1)(6)
   24        Power of Attorney(5)
   99.1      First Amendment to Streaming Media Services Agreement dated
             June 27, 2000 between GlobalMedia and RealNetworks, Inc.(4)
   99.2      Loan Extension Agreement, dated June 26, 2000, between GlobalMedia and RealNetworks, Inc.(5)
   99.3      2000 Stock Option Plan(5)
   99.4      Private Placement Subscription Agreement, dated as of August 31,
             2000, between GlobalMedia and Standard Radio Inc.(6)
   99.5      Common Stock Purchase Warrant, dated as of August 31, 2000, from
             GlobalMedia to Standard Radio Inc.(6)
   99.6      Share Purchase Agreement, dated as of August 31, 2000, between
             Michael Metcalfe and Standard Radio Inc.(6)



----------
(1) Incorporated by reference to the Company's Form SB-2 Registration Statement filed on July 30, 1999.
(2) Incorporated by reference to the Company's Current Report on Form 8-K filed on May 19, 1999.
(3) Incorporated by reference to the Company's Current Report on Form 8-K filed on May 12, 2000.
(4) Subject to a Request for Confidential Treatment filed with the SEC on or about September 8, 2000.
(5) Incorporated by reference to the Company's Form S-3 Registration Statement filed on September 11, 2000.
(6) Incorporated by reference to the Company's Amendment No. 1 to Form S-3 Registration Statement filed on September 26, 2000.
(7) Filed with this Post-Effective Amendment No. 1 to Form S-3 Registration Statement.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, GLOBALMEDIA.COM has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on October 11, 2000.


                                       GLOBALMEDIA.COM


                                       By   /s/ L. James Porter
                                         ---------------------------------------
                                       Name:  L. James Porter
                                       Title: Director, Chief Financial Officer,
                                              Secretary and Vice President of
                                              Finance and Administration
                                              (Principal Accounting Officer)


     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 11, 2000.


SIGNATURE                                TITLE
---------                                -----

--------------------------               President, Chief Executive Officer, and
Jeffrey Mandelbaum                       Chairman of the Board (Principal
                                         Executive Officer)

/s/ Robert Fuller*
--------------------------               Chief Operating Officer and Director
Robert Fuller

/s/ Winston V. Barta*
--------------------------               Director, Vice President of Marketing
Winston V. Barta                         and Business Development


/s/ L. James Porter*
--------------------------               Director, Chief Financial Officer, Secretary
L. James Porter                          and Vice President of Finance and Administration
                                         (Principal Accounting Officer)


/s/ Jack MacDonald*
--------------------------               Director
Jack MacDonald


/s/ Barr Potter*
--------------------------               Director
Barr Potter


/s/ Gary Slaight*
--------------------------               Director
Gary Slaight


/s/ Michael Metcalfe*
--------------------------               Director
Michael Metcalfe



                   BY: /s/ L. James Porter
                      ------------------------------------
                      L. James Porter, as attorney-in-fact

                                  EXHIBIT INDEX


  EXHIBIT
  NUMBER     DESCRIPTION
    4.1      Form of specimen certificate for common stock.(1)
    4.2      Registration Rights Agreement, dated May 6, 1999, between GlobalMedia and RGC International Investors, LDC.(2)
    4.3      Registration Rights Agreement, dated April 28, 2000, between
             GlobalMedia and RGC International Investors, LDC.(3)
    5.1      Legal Opinion Regarding Legality of the Securities Being Registered(6)
   23.1      Consent of Ernst & Young, LLP.(7)
   23.2      Consent of Dennis Brovarone, Esq. (contained in Exhibit 5.1)(6)
   24        Power of Attorney(5)
   99.1      First Amendment to Streaming Media Services Agreement dated
             June 27, 2000 between GlobalMedia and RealNetworks, Inc.(4)
   99.2      Loan Extension Agreement, dated June 26, 2000, between GlobalMedia and RealNetworks, Inc.(5)
   99.3      2000 Stock Option Plan(5)
   99.4      Private Placement Subscription Agreement, dated as of August 31,
             2000, between GlobalMedia and Standard Radio Inc.(6)
   99.5      Common Stock Purchase Warrant, dated as of August 31, 2000, from
             GlobalMedia to Standard Radio Inc.(6)
   99.6      Share Purchase Agreement, dated as of August 31, 2000, between
             Michael Metcalfe and Standard Radio Inc.(6)


----------
(1) Incorporated by reference to the Company's Form SB-2 Registration Statement filed on July 30, 1999.
(2) Incorporated by reference to the Company's Current Report on Form 8-K filed on May 19, 1999.
(3) Incorporated by reference to the Company's Current Report on Form 8-K filed on May 12, 2000.
(4) Subject to a Request for Confidential Treatment filed with the SEC on or about September 8, 2000.
(5) Incorporated by reference to the Company's Form S-3 Registration Statement filed on September 11, 2000.
(6) Incorporated by reference to the Company's Amendment No. 1 to Form S-3 Registration Statement filed on September 26, 2000.
(7) Filed with this Post-Effective Amendment No. 1 to Form S-3 Registration Statement.